Exhibit 99.1

                  Schnitzer Reports Record Quarterly
              Profits and Declares a 2-for-1 Stock Split


    PORTLAND, Ore.--(BUSINESS WIRE)--June 24, 2003--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $15.0 million or $1.56 per diluted share on revenues of $127.9 million for the third quarter ended May 31, 2003. During the third quarter of 2002, the Company reported net income of $3.4 million or $0.36 per diluted share on revenues of $95.4 million.
    For the first nine months of fiscal 2003, the Company reported net income of $26.3 million or $2.77 per diluted share on revenues of $343.3 million. During the same period in fiscal 2002, Schnitzer Steel reported net income of $4.4 million or $0.47 per diluted share on revenues of $250.6 million.
    The Company also announced that its Board of Directors declared a 2-for-1 stock split for both classes of its common stock. The stock split will be effected as a share dividend, so shareholders will receive one additional share of Class A common stock for every share of Class A common stock held, and one additional share of Class B common stock for every share of Class B common stock held. The share dividend is payable August 14, 2003, to shareholders of record on July 24, 2003.
    "It's a pleasure to report that today, Schnitzer Steel achieved record quarterly earnings in the third quarter of fiscal 2003," said Robert W. Philip, President and Chief Executive Officer. "What's especially pleasing is to see all of the Company's business segments showing marked improvement over last year. The most significant improvements were seen in both our wholly-owned Metals Recycling Business and the joint ventures in metals recycling. In these two segments, we saw our operating income rise by $10.6 million or 127% from last year's third quarter. The strength in the metals recycling industry has been principally driven by continued good Asian demand, primarily from China and Korea, for both ferrous and nonferrous metal coupled with lower supplies of ferrous metal coming from the countries of the former Soviet Union, primarily the Ukraine and Russia."
    Commenting on the stock split, Mr. Philip said, "The Board of Directors is pleased to announce this stock split, which reflects both the strong performance of our Company as well as our confidence in the long-term fundamentals of our business. We also believe that over time, the split can contribute to increased market liquidity for the Company's stock and greater trading volumes."

    Metals Recycling Business

    The Metals Recycling Business reported operating income of $10.1 million in the third quarter of fiscal 2003, an improvement of $6.3 million over the same quarter last year. Higher average selling prices resulted in increased margins during the quarter. Third quarter 2003 ferrous metals prices averaged $133 per ton, which was 39% higher than the average price reported for the third quarter of last year. The higher prices were primarily the result of continued tight supplies of ferrous metal available in the export market, which began in the winter of 2002. Sales prices have also benefited from the weakness of the U.S. dollar relative to other foreign currencies. Third quarter 2003 ferrous sales volumes were 432,000 tons compared to 393,000 tons in last year's third quarter. The higher selling prices were offset in part by an increase in the cost to purchase unprocessed metal. Also, ocean freight costs rose 36% from the third quarter of last year, due to the combination of higher fuel prices coupled with concerns about the war with Iraq.

    Joint Venture Businesses

    As previously reported, on February 14, 2003, a wholly-owned subsidiary of the Company completed the acquisition of the interest of its 50% partner in the Pick-N-Pull Auto Dismantlers joint venture (the "Pick-N-Pull Joint Venture"). Prior to fiscal 2003, the Pick-N-Pull Joint Venture was accounted for under the equity method and was included in "Joint Ventures" in the Company's financial statements. However, as a result of the recent acquisition, the Company elected, under generally accepted accounting principles, to consolidate the results of the acquired businesses retroactively to the beginning of the fiscal year, September 1, 2002. Thus, fiscal 2003 revenues and expenses of the Pick-N-Pull Joint Venture and other acquired assets have been included in a separate reporting segment termed the "Auto Parts Business", which is described below. The financial results of the Pick-N-Pull Joint Venture for periods prior to fiscal 2003 continue to be reported under Joint Ventures.
    Income from Joint Ventures, excluding the Pick-N-Pull Joint Venture, amounted to $8.8 million for the third quarter of 2003. This amount compares to $4.6 million, including $1.4 million from the Pick-N-Pull Joint Venture, in the third quarter of last year. The higher fiscal 2003 quarterly income was largely driven by improved results for the Joint Ventures in the Metals Recycling Business, which benefited from many of the same business fundamentals as the Company's wholly-owned Metals Recycling Business.

    Auto Parts Business

    During the third quarter of fiscal 2003, the Auto Parts Business reported operating income of $6.0 million. On a comparable pro-forma basis, this business segment earned $4.5 million of operating income during the fiscal 2002 quarter. The higher 2003 operating profits were mainly caused by higher retail parts sales coupled with increased wholesale revenues. Wholesale revenues grew from the third quarter of fiscal 2002 due to higher prices received from the sale of dismantled autobodies coupled with changes in operating procedures that increased the volume and prices of wholesale parts sold.

    Steel Manufacturing Business

    The Steel Manufacturing Business continued to narrow its operating losses in the recent quarter. During the third quarter of 2003, this business segment reported a loss of $0.3 million, which was a $1.1 million improvement from last year's third quarter. The margin improvement was primarily driven by increasing prices for all three major product lines. Third quarter 2003 finished steel prices averaged $293 per ton, which was a $19 per ton or 7% higher than the third quarter of last year. Sales prices benefited from a higher valued product sales mix and lower volumes of competing imported steel, which is partially attributed to the weakness of the U.S. dollar. Third quarter sales volumes remained relatively unchanged from last year's quarter at 164,000 tons. Margins also benefited from lower production costs caused by improved production volumes, which spread the fixed manufacturing costs over more tons produced. These margin improvements were offset in part by a sharp rise in the cost of recycled metal.

    Outlook

    In early 2002, certain countries of the former Soviet Union enacted export tariffs and export bans to restrict the export of recycled metal and retain the valuable resource to grow their domestic economies. These restrictions resulted in the market rebounding to more normal conditions that have not existed since before the 1998 Asian financial crisis. Ferrous export prices have for the most part, steadily risen since these restrictions were enacted and for a short time in early 2003, spiked to near record highs. Since then, prices have receded 10-15% from the short-term peaks and have stabilized for the present. Another factor affecting recent price trends are seasonal reduction in demand from foreign customers who tend to reduce their finished steel production during the summer months when energy prices traditionally spike. However, current selling prices continue to remain significantly above prices reported a year ago. The cost of unprocessed metals, as well as ocean freight rates, also appeared to have peaked.
    Similar factors are expected to affect our Joint Ventures in the Metals Recycling Business. In addition, two of these joint ventures continue to use LIFO inventory accounting, which tends to defer income taxes. Historically, the affects of LIFO are difficult to predict.
    There continue to be signs that the domestic economy is improving, which should provide needed relief for domestic markets and businesses, including the Company's Steel Manufacturing Business where end user demand remains poor. Overall, market prices are expected to hold steady; however, the Company's steel business should experience modest improvement in its average prices recognized in the fourth quarter due to the timing of price increases that were announced earlier in the year, but have not been fully reflected in the average as of the end of the third quarter. The higher average prices, coupled with lower raw material costs, should modestly improve margins for this business segment in the fourth quarter. The anticipated margin expansion is expected to be offset in part, by seasonal increases in electricity rates. The Company believes this business segment will report a modest operating profit in the fourth quarter, which would be the first quarterly operating profit reported since the fourth quarter of fiscal 2001.
    The Auto Parts Business traditionally shows modest declines in retail demand during the fourth fiscal quarter due to seasonably hot weather during this time of year. Average retail prices are expected to grow slightly from last year's fourth quarter. Over the last few quarters, wholesale revenues have been increasing due in part to higher prices paid for dismantled autobodies. It is expected that dismantled autobody prices will level off and modestly recede in the fourth quarter.
    Overall, the Company estimates fourth quarter operating income, before year-end LIFO inventory accounting adjustments, to be in the $18 million to $20 million range.
    The Company anticipates that its effective tax rate will continue to benefit from net operating loss carryforwards that were acquired as part of an earlier acquisition. This, as well as state tax credits, should result in an effective annual tax rate in the high twenty percent range. The Company refinanced its bank revolving credit facility in May 2003. The new unsecured credit facility provides for up to $150 million of borrowings, is a three-year agreement and the interest rate is variable. The initial borrowing rate under the credit facility was 2.82%.
    Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a manufacturer of finished steel products and a leading self-service auto parts and dismantling company. The Company, with its joint venture partners, processes approximately 4.6 million tons of recycled ferrous metals per year. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.
    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. One can generally identify these forward-looking statements because they contain "expect", "believe", "anticipate", "estimate" and other words that convey a similar meaning. One can also identify these statements, as they do not relate strictly to historical or current facts. Examples of factors affecting both Schnitzer Steel Industries, Inc.'s consolidated operations and its joint ventures (the Company) that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials; world economic conditions; world political conditions; competition; seasonality, including weather; energy supplies; freight rates; pricing; the predictability of joint venture operating results; and the inability to complete expected large scrap export shipments in the current quarter, all as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.
    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.



                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                             (Unaudited)

                                  For the Three         For the Nine
                                  Months Ended          Months Ended
                                     May 31,             May 31,
                               ------------------- -------------------
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------

REVENUES:

Metals Recycling Business:
 Ferrous sales                 $ 65,172  $ 43,639  $171,732  $122,412
 Nonferrous sales                12,764    11,633    34,548    30,249
 Other sales                      1,382     1,560     4,328     5,294
                               --------- --------- --------- ---------
  Total sales                    79,318    56,832   210,608   157,955

Auto Parts Business              17,311         -    48,205         -
Steel Manufacturing Business     51,076    49,085   135,177   119,389
Intercompany sales
 eliminations                   (19,761)  (10,553)  (50,720)  (26,784)
                               --------- --------- --------- ---------
  Total                        $127,944  $ 95,364  $343,270  $250,560
                               ========= ========= ========= =========


INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business      $ 10,114  $  3,769  $ 21,568  $  5,386
Auto Parts Business               5,965         -    16,074         -
Steel Manufacturing Business       (283)   (1,339)   (2,898)   (3,663)
Joint ventures                    8,840     4,599    18,209    13,793
Corporate expense                (2,445)   (2,169)   (6,998)   (5,953)
Intercompany eliminations          (204)        3       (44)      (74)
Impairment and other
 nonrecurring charges                 -         -    (2,100)   (2,260)
                               --------- --------- --------- ---------
  Total                        $ 21,987  $  4,863  $ 43,811  $  7,229
                               ========= ========= ========= =========



NET INCOME                     $ 15,028  $  3,367  $ 26,331  $  4,357
                               ========= ========= ========= =========

BASIC EARNINGS PER SHARE       $   1.62  $   0.37  $   2.85  $   0.48
                               ========= ========= ========= =========

DILUTED EARNINGS PER SHARE     $   1.56  $   0.36  $   2.77  $   0.47
                               ========= ========= ========= =========

 Share information (thousands):
  Basic shares outstanding        9,275     9,134     9,229     9,136
                               ========= ========= ========= =========

  Diluted shares outstanding      9,664     9,307     9,492     9,234
                               ========= ========= ========= =========





                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)

                                   For the Three      For the Nine
                                   Months Ended       Months Ended
                                     May 31,             May 31,
                                ------------------ -------------------
                                  2003     2002      2003      2002
                                --------- -------- --------- ---------
                                   (Unaudited)         (Unaudited)

Revenues                        $127,944  $95,364  $343,270  $250,560
                                --------- -------- --------- ---------

Costs and expenses:
Cost of goods sold and other
 operating expenses              102,439   87,644   280,233   233,724
Impairment and other
 nonrecurring charges                  -        -     2,100     2,260
Selling and administrative
 expenses                         12,358    7,456    35,335    21,140
                                --------- -------- --------- ---------

Income (loss) from consolidated
 operations                       13,147      264    25,602    (6,564)

Income from joint ventures         8,840    4,599    18,209    13,793
                                --------- -------- --------- ---------

Income from operations            21,987    4,863    43,811     7,229

Other income (expense):
Interest expense                    (444)    (527)   (1,134)   (1,862)
Other income (expense), net          (21)    (128)       (4)       78
                                --------- -------- --------- ---------
                                    (465)    (655)   (1,138)   (1,784)
                                --------- -------- --------- ---------

Income before income taxes        21,522    4,208    42,673     5,445

Income tax provision              (5,945)    (841)  (11,462)   (1,088)
                                --------- -------- --------- ---------
Income before minority
 interests, pre-acquisition
 interests and cumulative
 effect of accounting changes     15,577    3,367    31,211     4,357

Minority interests, net of
 income taxes                       (549)       -    (1,350)        -
Pre-acquisition interests, net
 of income taxes                       -        -    (2,547)        -
                                 --------  -------  --------  --------
Income before cumulative effect
 of change in accounting
 principle                        15,028    3,367    27,314     4,357

Cumulative effect of change in
 accounting principle                  -        -      (983)        -
                                 --------  -------  --------  --------

Net income                      $ 15,028  $ 3,367  $ 26,331  $  4,357
                                ========= ======== ========= =========


Basic earnings per share        $   1.62  $  0.37  $   2.85  $   0.48
                                ========= ======== ========= =========

Diluted earnings per share      $   1.56  $  0.36  $   2.77  $   0.47
                                ========= ======== ========= =========



                   Schnitzer Steel Industries, Inc.
                    Selected Operating Statistics
                             (Unaudited)

                          Q1 FY03     Q2 FY03     Q3 FY03      FY03
                        ----------- ----------- ----------- ----------
Metals Recycling
 Business
 Ferrous Recycled Metal
  Sales Prices ($/LT)
  Domestic                    $100        $108        $125       $112
  Export                      $104        $113        $140       $119
  Average                     $102        $111        $133       $117

 Ferrous Sales Volume
  (LT)
  Domestic - Cascade
   Steel                   114,988     140,823     144,274    400,085
  Domestic - External       37,341      11,916      48,265     97,522
  Export                   142,199     402,437     239,801    784,437
                        ----------- ----------- ----------- ----------
   Total                   294,528     555,176     432,340  1,282,044
                        =========== =========== =========== ==========


Steel Manufacturing
 Business
 Sales Prices ($/NT)
  Rebar                       $273        $269        $282       $275
  Other (including
   billets)                   $293        $299        $305       $299
  Average                     $284        $283        $293       $287

 Sales Volume (NT)
  Rebar                     64,652      74,160      88,323    227,135
  Wire Rod                  50,216      37,790      47,469    135,475
  Other (including
   billets)                 27,470      25,099      28,418     80,987
                        ----------- ----------- ----------- ----------
   Total                   142,338     137,049     164,210    443,597
                        =========== =========== =========== ==========

Joint ventures

JV Ferrous Recycled
 Metal Sales Volume
 (LT)                      637,354     940,138     880,065  2,457,557


                        Q1 FY02  Q2 FY02  Q3 FY02  Q4 FY02     FY02
                        -------- -------- -------- -------- ----------
Metals Recycling
 Business
 Ferrous Recycled Metal
  Sales Prices ($/LT)
  Domestic                  $84      $82      $95     $109        $93
  Export                    $88      $89      $97     $108        $95
  Average                   $87      $87      $96     $108        $94

 Ferrous Sales Volume
  (LT)
  Domestic - Cascade
   Steel                 93,392   97,999  111,811  103,369    406,571
  Domestic - External     5,640   17,474   13,285   45,890     82,289
  Export                248,594  286,210  267,500  265,589  1,067,893
                        -------- -------- -------- -------- ----------
   Total                347,626  401,683  392,596  414,848  1,556,753
                        ======== ======== ======== ======== ==========


Steel Manufacturing
 Business
 Sales Prices ($/NT)
  Rebar                    $272     $266     $265     $270       $267
  Other (including
   billets)                $293     $285     $284     $287       $287
  Average                  $280     $275     $274     $279       $276

 Sales Volume (NT)
  Rebar                  73,901   64,241   92,123   77,157    307,422
  Wire Rod               20,120   24,573   44,826   53,966    143,485
  Other (including
   billets)              30,051   28,019   31,820   28,486    118,376
                        -------- -------- -------- -------- ----------
   Total                124,072  116,833  168,769  159,609    569,283
                        ======== ======== ======== ======== ==========

Joint ventures

JV Ferrous Recycled
 Metal Sales Volume
 (LT)                   893,700  891,600  896,834  922,022  3,604,156

Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer




    CONTACT: Schnitzer Steel Industries, Inc.
             Financial Contact: Barry Rosen, 503/323-2720
             Press Contact: Tom Zelenka, 503/323-2821 www.schnitzersteel.com